                                                                   EXHIBIT 10.14


                      DESCRIPTION OF DIRECTOR COMPENSATION

     Cash Compensation. Each non-employee director receives an annual retainer of $20,000 for attendance and participation in regular meetings and committee meetings of the Board of Directors. In addition, Interwoven reimburses reasonable travel and related expenses incurred by non-employee directors in connection with their attendance at meetings of the Board of Directors and its committees.

     Option Grants. Under the 1999 Equity Incentive Plan, each non-employee director is automatically granted an option to purchase 10,000 shares of common stock under this plan when he or she first becomes a member of the Board of Directors. Subsequently, each non-employee director is automatically granted an additional option to purchase 10,000 shares of common stock under this plan following each annual meeting of stockholders, if the director has served continuously as a member of the Board for at least one year. Each option granted to directors under the 1999 Equity Incentive Plan has a 10-year term and terminates three months following the date the director ceases to be one of our directors or consultants, 12 months afterwards if termination is due to death or disability. All such options are fully vested and immediately exercisable as of the date of grant. The option exercise price of all such options is set at the fair market value of Interwoven common stock on the date of grant.

     Other Benefits. Each non-employee director is eligible to receive health, dental and vision benefits under Interwoven's benefit plans at the director's election.